December 1, 2004

Mr. Tim Evard
c/o OpenTV Corp.
275 Sacramento Street
San Francisco, California 94111

Dear Tim:

     This letter confirms our offer to you of the position of Senior Vice President and General Manager of Marketing and Applications Products, reporting directly to me in my capacity as Chief Executive Officer. You shall have the rights, powers, duties and obligations relating to such office as are customarily associated with such office and such other rights, powers, duties and obligations as we may agree upon from time to time. Your principal place of work, subject to reasonable and customary travel, shall be at the OpenTV offices located in San Francisco, California, and you will be expected to relocate to the San Francisco Bay area within a reasonable period of time after you have accepted this offer. Your employment will be deemed to have commenced on November 22, 2004, provided, however, that your grant of options will not be made until approved by the Compensation Committee as described in more detail below.

     During the course of your employment with OpenTV you shall devote your full business time and efforts to OpenTV; provided, that, nothing herein shall prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees, and (iii) managing your personal investments and affairs, in each case so long as such activities do not conflict with OpenTV’s interests or interfere with the performance of your responsibilities to OpenTV.

Base Salary and Annual Bonus

     Your annual base salary will be $375,000, which shall be paid to you in regular intervals in accordance with OpenTV’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month. For each of the calendar years in which you are employed by OpenTV, you shall be eligible for annual discretionary bonus awards (the target amount of which shall be established by the Chief Executive Officer of the Company, subject to approval by the Compensation Committee (the “Committee”) of the Board of Directors of OpenTV (the “Board”) prior to the commencement of any calendar year to which it relates), based on financial and strategic objectives agreed to annually by the Committee and me. Your discretionary bonus, if any, will be paid to you, at the option of the Committee, in a cash payment, in shares of capital stock of OpenTV, or in a combination of cash and capital stock of OpenTV. Your target bonus for 2005 is 35% of your annual base salary, which may change in subsequent years, as described above, within the discretion of the Committee, but such targeted bonus percentage shall not be materially less than the target bonus percentages of other senior executives of OpenTV at the same level. Such annual discretionary bonus awards shall be payable or issuable, as applicable, as soon as practicable after the Committee and I can determine whether, and the degree to which, such financial and strategic objectives have been reached, but in no event later than any discretionary performance bonuses are paid to other senior executives of OpenTV.

Stock Options

     Subject to approval by the Committee, the Company will grant to you stock options under the OpenTV Corp. 2003 Incentive Plan (the “Plan”) to purchase Two Hundred Thousand (200,000) Class A Ordinary Shares (the “Option”), with an exercise price equal to the fair market value of the Class A Ordinary Shares on the date of grant (the “Grant Date”). The Option shall vest in equal annual installments on each of the second, third, fourth and fifth anniversaries of the Grant Date and shall be evidenced by a standard stock option agreement approved by the Committee for the grant of other stock options under the Plan, a copy of which is attached hereto as Exhibit A and by this reference incorporated herein, provided, that to the extent there are any inconsistencies between the terms of this Agreement and the terms of such form of stock option agreement, the terms of this Agreement shall govern, and, to the extent necessary, the form of option agreement entered into by you and the Company will be revised to make it consistent herewith. The grant date for your Option will be deemed to be the date of this letter.

Termination

     If either: (i) OpenTV terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a material reduction of your duties and/or responsibilities (which caused a significant amount of your duties to be inconsistent with the duties and responsibilities normally assigned to a person serving in the capacity of Senior Vice President and General Manager of Marketing and Applications Products) or a material reduction in your annual base salary, then, in each such case, you will be entitled to the following:

•	a lump sum payment in an amount equal to the sum of (a) your annual base salary through the date of termination, (b) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (c) business expenses reimbursable under this letter, in each case to the extent not theretofore paid;

•	continuation of your base salary then in effect, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination, for a period of six (6) months after the date of termination, unless the date of such termination is within 12 months following the date of any “Approved

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Transaction”, “Board Change” or “Control Purchase” (as such terms are defined in the Plan, and collectively referred to herein as “Change in Control”), in which case the amount due to you pursuant to this sub-paragraph shall be equal to 12 months of your then base salary, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination;

•	continued vesting of all options granted to you under the Plan through six (6) month anniversary of the date of your termination; provided, however, that if a termination to which this paragraph applies occurs within 12 months after a Change in Control (and the vesting of such options have not otherwise been accelerated pursuant to the terms of the Plan), then, in such event, vesting of all options granted to you under the Plan shall continue until the 12 month anniversary of the date of your termination; and

•	all vested stock options held by you following the termination of your employment with OpenTV pursuant to the first sentence of this paragraph (including any stock options that vest following the date of termination pursuant to the immediately preceding sub-paragraph above) shall remain exercisable for a period of 90 days following the date on which the last options vest in accordance with the continued vesting provisions of the immediately preceding sub-paragraph above (but not later than the scheduled expiration of such stock option).

     If you intend to resign your employment as a result of a material reduction of your duties or your annual base salary, you must notify OpenTV in writing. If OpenTV fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your notification your resignation shall be effective on the earlier of (i) the date OpenTV notifies you in writing of its determination not to cure or remedy your reason for resignation or (ii) the thirtieth (30th) day following OpenTV’s receipt of your notification.

     OpenTV may terminate your employment for Cause at any time upon written notice of such termination to you setting forth in reasonable detail the nature of such Cause. If OpenTV terminates your employment for Cause, or you resign for a reason other than those stated in the first paragraph under “Termination” above, then you will be entitled to a lump sum in an amount equal to the sum of (i) your annual base salary through the date of termination, (ii) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) business expenses reimbursable under this letter, in each case to the extent not theretofore paid. In addition, upon termination of your employment by OpenTV for Cause, all stock options granted to you, notwithstanding any prior vesting, shall immediately terminate.

     Solely for purposes of this letter, “Cause” shall be deemed to have occurred upon the happening of any of the following: (A) the breach by you of any material provision of the Employee Proprietary Information and Inventions Agreement, dated as of the date of your acceptance of this letter (the “Employee Inventions Agreement”), a copy of which is attached hereto as Exhibit B, (B) any breach by you of any of the provisions set

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forth under the heading “Noncompetition” below, (C) your having been charged with a felony under the laws of the United States or any state thereof (other than a traffic violation), (D) your act of fraud, theft, embezzlement, other material act of dishonesty or any material breach of fiduciary duty owed to OpenTV, (E) your willful failure to perform, or gross neglect in the performance of, your duties and responsibilities to OpenTV (other than as a result of illness or incapacity), and (F) your agreement to settle any charges brought against you by the Securities and Exchange Commission with respect to any act or omission by you, which charges involve an allegation of fraud or, in the good faith opinion of the Board, would reasonably likely to have resulted in a conviction had the matter proceeded.

Benefits; Vacation; Expenses; Relocation

     You will have the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of OpenTV. The amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

     You will be entitled to four weeks of paid vacation per year or such longer period as may be provided by OpenTV. Such vacation shall be taken at such times and intervals as shall be determined by you, subject to the reasonable business needs of OpenTV. You shall not be permitted to accrue more than 1.75 times your annual vacation entitlement.

     OpenTV shall pay or reimburse you promptly for all reasonable expenses and other disbursements incurred or paid by you in the performance of your duties and responsibilities to OpenTV, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation by you in accordance with OpenTV’s policies.

     As an additional benefit, OpenTV will reimburse you for reasonable moving expenses related to your relocation from your current residence to the San Francisco Bay Area in accordance with the terms of the separate Relocation Acknowledgement that you are required to sign. Reimbursable moving expenses will include normal costs of moving household and personal items, as well as other pre-approved relocation expenses which you may incur, and may, subject to prior approval, include temporary housing expenses for a limited period not to exceed two months and brokerage commissions payable in respect of a rental apartment, but shall not, in any event, include brokerage commissions payable in connection with the sale or purchase of a home, closing costs for the sale or purchase of a house, loan fees or similar types of expenses. Reimbursement is subject to your presentation to OpenTV of satisfactory receipts or other evidence of expenses incurred.

Noncompetition

     Covenant Not to Compete. During the period of your employment with OpenTV and ending upon the first anniversary of the date of termination of your employment with

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OpenTV (the “Restricted Period”), you agree that you will not, directly or indirectly, engage in, participate in, or acquire an equity interest in any person, firm, corporation or other entity (a “Person”), which engages or participates in any business that operates any line of business, business activity or operations that are competitive with any line of business, business activity or operations conducted by OpenTV during the Restricted Period (the “Restricted Business”).

     Exceptions to Covenant Not to Compete. Notwithstanding the foregoing, the restrictions set forth in the immediately preceding paragraph shall not be applicable to:

•	any acquisition of an interest in a Person, which is engaged in a Restricted Business so long as (x) you do not control (whether through the ownership of voting securities, by contract or otherwise) such other Person and (y) the Restricted Business conducted by such other Person does not constitute ten percent (10%) or more of its business (as measured by its assets or revenues);

•	the acquisition of beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by you or any member of your Immediate Family (as defined below) of an equity interest in any Person engaged in a Restricted Business, so long as (i) such equity interest (A) is listed or traded on a national securities exchange or the NASDAQ Stock Market and (B) constitutes less than five percent (5%) of the outstanding equity interests of such Person and (ii) you are not actively involved in the management of the business of such Person; the term “Immediate Family” shall mean your spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law;

•	your engaging in or participating in the Restricted Business in connection with your employment with OpenTV at the direction of the Board or the Chairman of the Board;

•	situations where a termination of employment with OpenTV is (i) terminated by you pursuant to clause (ii) of the first sentence under the paragraph captioned “Termination,” or (ii) effected by OpenTV without Cause or for reasons unrelated to performance, such as a result of a reduction in workforce; or

•	you being employed by or otherwise rendering services to Liberty Media Corporation, any of its subsidiaries or controlled affiliates of any other person or entity to which Liberty Media Corporation may consent.

     Territory for Covenant Not to Compete. You hereby acknowledge and agree that the Restricted Businesses engaged in by OpenTV and its subsidiaries extends throughout the United States and in other jurisdictions in which OpenTV conducts significant business activities (the “Restricted Territory”) and that OpenTV and its subsidiaries may be harmed by competitive conduct anywhere in the Restricted Territory. You therefore agree that the covenants contained in the provisions under the heading “Noncompetition” shall be applicable in and throughout the Restricted Territory, as well as throughout other

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areas of the world in which OpenTV and its subsidiaries may be (or have prepared written plans to be) doing business from time to time. You further warrant and represent that, because of your varied skill and abilities, you do not need to compete with OpenTV and its subsidiaries in any Restricted Business, and that this letter will therefore not prevent you from earning a livelihood. You acknowledge that the restrictions contained in the provisions under the heading “Noncompetition” constitute reasonable protections for OpenTV and its subsidiaries in light of the foregoing and in light of the consideration and promises to you contained in the letter.

Arbitration of Claims

     You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment with OpenTV, the termination thereof, the breach by either party of the terms of this letter or any other matters relating to or arising from your employment with OpenTV shall be resolved in binding arbitration in a proceeding in San Francisco, California, administered by and under the rules and regulations of the American Arbitration Association. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential. Nothing contained in this paragraph shall limit OpenTV’s right to seek equitable relief in any court of competent jurisdiction in respect of the matters set forth in the “Noncompetition” provisions above.

Employment At Will

     By signing this letter, you understand and agree that your employment with OpenTV is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or OpenTV’s option, and OpenTV can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this letter. This at-will relationship will remain in effect throughout your employment with OpenTV Corp. or any of its subsidiaries or affiliates. This letter, including the documents contained in Exhibit A, and any stock option agreement between you and OpenTV, constitute the entire agreement, arrangement and understanding between you and OpenTV on the nature and terms of your employment with OpenTV. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, except, subject to the third succeeding sentence, for any stock option agreement between you and OpenTV. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. In the event of any inconsistency between the terms contained in this letter and the terms contained in any stock option agreement between you and OpenTV, the terms contained in this letter shall control, such that the provisions regarding vesting or termination contained in your stock option agreements shall be superseded by the provisions of this letter to the extent of any conflict and the non-competition covenant contained in this letter shall also be supersede the provisions of any other similar covenant contained in your stock option agreement to the extent of any

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conflict. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both OpenTV’s Chief Executive Officer and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies of OpenTV, practices or patterns of conduct.

     We are enthusiastic about your potential employment with us and the contributions you can make to our executive management team and OpenTV. Please retain the original offer letter for your records and return the signed copy and required documents to me.

Sincerely, OPENTV, INC.
By:	/s/ Jim Chiddix
Name:	Jim Chiddix
Title:	Chairman and Chief Executive Officer

Signature of Acceptance:

/s/ Tim Evard

Tim Evard

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Exhibit A

OPENTV CORP.

2003 INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVENESS

     1.1 Purpose. The purpose of the Plan is to promote the success of the Company by providing a method whereby (i) eligible employees (including employees who are directors) of the Company and its Affiliates, (ii) independent directors of the Company and (iii) independent contractors providing services to the Company or its Subsidiaries may be awarded additional remuneration for services rendered and encouraged to invest in stock of the Company, thereby increasing their proprietary interest in the Company’s businesses, encouraging them to remain in the employ of, or continue to provide service to, the Company or its Subsidiaries, and increasing their personal interest in the continued success and progress of the Company or its Subsidiaries. The Plan is also intended to aid in (i) attracting persons of exceptional ability to become directors, officers and employees of the Company and its Subsidiaries and (ii) inducing independent contractors to agree to provide services to the Company.

     1.2 Effective Date. The Plan was adopted by the Compensation Committee of the Board by unanimous written consent as of May 6, 2003, but shall be subject to approval by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Company represented in person or by proxy and entitled to vote at the 2003 annual meeting of stockholders of the Company. Any Awards under the Plan made prior to such stockholder approval shall be conditioned upon such approval and shall be null and void if such approval is not obtained.

ARTICLE II

DEFINITIONS

     2.1 Certain Defined Terms. Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

     “Affiliate” of a person or an Entity means any other person or Entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or Entity.

     “Agreement” means a stock option agreement, stock appreciation rights agreement, restricted shares agreement or stock units agreement, or an agreement evidencing more than one type of Award, specified in Section 10.5, as any such Agreement may be supplemented or amended from time to time.

     “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which Ordinary Shares of the Company would be changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the holders of Ordinary Shares of the Company immediately prior to such transaction have the same proportionate ownership of the Ordinary Shares of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons or Entities who are holders of Ordinary Shares of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

     “Award” means a grant of Options, SARs, Restricted Shares, Stock Units and/or cash under this Plan.

     “Board” means the Board of Directors of the Company.

     “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by (i) Liberty or (ii) the vote of a majority of the directors then still in office who were directors at the beginning of the period (or whose nomination for election was so approved).

     “Class A Ordinary Shares” means the Class A Ordinary Shares, no par value, of the Company (or any securities the Class A Ordinary Shares may be exchanged for or converted into in connection with a Domestication Transaction).

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

     “Committee” means the committee of the Board appointed pursuant to Section 3.1 to administer the Plan, or if no such committee shall have been appointed, the Board.

     “Company” means OpenTV Corp., a company organized under the laws of the British Virgin Islands.

     “Control Purchase” means any transaction (or series of related transactions) in which (i) any “person” (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or other person or Entity (other than the Company, any Subsidiary, any employee benefit plan sponsored by the Company or any Subsidiary, or any Liberty Entity) shall purchase any Ordinary Shares of the Company (or securities convertible into Ordinary Shares of the Company) pursuant to a tender offer or exchange offer (other than any such purchase that, alone and together with any other purchase of Ordinary Shares (or securities convertible into Ordinary Shares of the Company) by such “person” or Entity, or any of its respective affiliates, represents less than five percent (5%) of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), without the prior consent of the Board, or (ii) any person (as such term is so defined), or other person or Entity (other than the Company, any Subsidiary, any employee benefit plan sponsored by the Company or any Subsidiary, any Liberty Entity, or any Enumerated Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of transactions) (A) to which any Liberty Entity is a party or (B) that is approved by the Board. Anything contained herein to the contrary notwithstanding, no such purchase or transaction shall constitute a “Control Purchase” so long as after consummation of any such purchase or transaction the Liberty Entities beneficially own securities of the Company representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities). For purposes of this definition, “Enumerated Person” means each of the Chairman of the Board and the President of Liberty as of the Effective Date of this Plan and their respective family members, estates and heirs and any trust or other investment vehicle for the primary benefit of any of such Entities or persons or such persons’ respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

     “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

     “Dividend Equivalents” means, with respect to Restricted Shares to be issued at the end of the Restriction Period, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number and kind of Class A Ordinary Shares.

     “Domestic relations order” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

     “Domestication Transaction” means a transaction pursuant to which the Company or any successor thereto is incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

     “Effective Date” means the date on which the Plan originally became effective.

     “Entity” means any partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of any nature.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

     “Exercise Price” has the meaning ascribed thereto in Section 6.2.

     “Fair Market Value” of a Class A Ordinary Share on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a Class A Ordinary Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on Nasdaq, or, if not reported on Nasdaq, as quoted by the National Quotation Bureau Incorporated, or if Class A Ordinary Shares are listed on an exchange, on the principal exchange on which the Class A Ordinary Shares are listed. If for any day the Fair Market Value of a Class A Ordinary Share is not determinable by any of the foregoing means (or if the Committee determines for any purpose that the Fair Market Value of a Class A Ordinary Share should be determined on an intra-day basis), then the Fair Market Value for such day (or at a given time on such day) shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

     “Free Standing SAR” has the meaning ascribed thereto in Section 7.1.

     “Holder” means an employee (including any employee who is a director) of the Company or any of its Affiliates, an Independent Director or an independent contractor who has received an Award under this Plan.

     “Incentive Stock Option” means a stock option granted under Article VI with respect to Class A Ordinary Shares that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

     “Independent Director” means a director of the Company who is not an employee of (i) the Company or any Subsidiary of the Company, or (ii) any Entity controlling, or under common control with, the Company.

     “Liberty” means Liberty Media Corporation and any direct or indirect successor by merger, consolidation, binding share exchange, transfer or otherwise to all or substantially all of the assets of Liberty Media Corporation.

     “Liberty Entity” means (i) Liberty, (ii) any Affiliate of Liberty, or (iii) any employee benefit plan sponsored by Liberty or any Affiliate of Liberty.

     “Nasdaq” means The Nasdaq Stock Market.

     “Nonqualified Stock Option” means a stock option granted under Article VI with respect to Class A Ordinary Shares that is designated a nonqualified stock option.

     “Option” means any Incentive Stock Option or Nonqualified Stock Option.

     “Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares, no par value, of the Company (or any securities the Class B Ordinary Shares may be exchanged for or converted into in connection with a Domestication Transaction).

     “Plan” means the Company’s 2003 Incentive Plan, as set forth in this document.

     “Restricted Shares” means Class A Ordinary Shares or the right to receive Class A Ordinary Shares, as the case may be, awarded pursuant to Article VIII.

     “Restriction Period” means a period of time beginning on the date of each Award of Restricted Shares and ending on the Vesting Date with respect to such Award.

     “Retained Distribution” has the meaning ascribed thereto in Section 8.3.

     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor Rule. References to paragraphs of Rule 16b-3 shall include the comparable provisions of any successor Rule.

     “SARs” means stock appreciation rights, awarded pursuant to Article VII, with respect to Class A Ordinary Shares.

     “Section 162(m)” means Section 162(m) of the Code and all Treasury Regulations promulgated thereunder, including without limitation Treasury Regulation § 1.162-27(e)(2)(i) and any successor Treasury Regulation.

     “Stock Unit Award” has the meaning ascribed thereto in Section 9.1.

     “Subsidiary” of the Company means any present or future subsidiary (as defined in Section 424(f) of the Code) of the Company or any Entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting, capital or profits interests. An Entity shall be deemed a subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

     “Tandem SARs” has the meaning ascribed thereto in Section 7.1.

     “Vesting Date” with respect to any Restricted Shares awarded hereunder means the date on which such Restricted Shares cease to be subject to a risk of forfeiture, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares pursuant to Article VIII. If more than one Vesting Date is designated for an Award of Restricted Shares, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

ARTICLE III

ADMINISTRATION

     3.1 Committee. The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. The Committee shall be comprised of not less than two persons. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. With respect to Awards granted to a person subject to Rule 16b-3, unless otherwise determined by the Board, the Committee granting such Award (a) shall be the entire Board or (b) shall be comprised solely of two or more “non-employee directors” as defined by Rule 16b-3. With respect to Awards granted to a “covered employee” under Section 162(m), unless otherwise determined by the Board, the Committee granting such Award shall be comprised solely of two or more “outside directors” as defined by Section 162(m). With respect to Awards granted to a person subject to both Rule 16b-3 and Section 162(m), unless otherwise determined by the Board, all grants will be made in a manner that complies with both Rule 16b-3 and Section 162(m). The Committee may select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

     3.2 Powers. The Committee shall have full power and authority to grant to eligible persons Options under Article VI of the Plan and, subject to the last sentence of this Section 3.2 shall have full power and authority to grant to eligible persons SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan, and/or Stock Units under Article IX of the Plan, to determine (subject to the express provisions of the Plan) the terms and conditions (which need not be identical) of all Awards so granted, to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan, and to supervise the administration of the Plan. If provided in the applicable form of Agreement, the Committee in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Committee shall have sole authority in the selection of persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Committee may take into account the nature of the services rendered by the respective employees, Independent Directors and independent contractors, their present and potential contributions to the success of the Company and its Subsidiaries and such other factors as the Committee in its discretion deems relevant. Anything contained herein to the contrary notwithstanding, the Committee shall not grant any Awards in the form of Tandem SARs, Free Standing SARs, Restricted Shares and/or Stock Units in any calendar year unless the Board (taking into account tax and accounting consequences and other relevant circumstances) shall first have determined that Awards in such form may be granted in such calendar year and shall have approved a form of Agreement applicable to such Award, and any and all such Awards shall be subject to such terms and conditions as the Board shall adopt at or before such determination and approval.

     3.3 Interpretation. The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons. No member of the Committee shall be liable for any action or determination made or taken by him or the Committee in good faith with respect to the Plan.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to the provisions of this Article IV, the maximum number of Class A Ordinary Shares with respect to which Awards may be granted during the term of the Plan (whether as Options,

SARs, Restricted Shares or Stock Units) shall be 5,000,000 shares. Class A Ordinary Shares will be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. The Class A Ordinary Shares subject to (i) any Award granted under the Plan that shall expire, terminate or be annulled for any reason without having been exercised (or considered to have been exercised as provided in Section 7.2), (ii) any Award of any SARs granted under the Plan that shall be exercised for cash and (iii) any Award of Restricted Shares or Stock Units that shall be forfeited prior to becoming vested (provided that the Holder received no benefits of ownership of such Restricted Shares or Stock Units other than voting rights and the accumulation of Retained Distributions and unpaid Dividend Equivalents that are likewise forfeited), shall again be available for purposes of the Plan. Without limiting the provisions of Section 10.1(b), no person may be granted in any calendar year Awards covering more than 400,000 Class A Ordinary Shares as such number may be adjusted hereafter as provided in Section 4.2.

     4.2 Adjustments. If the Company subdivides its outstanding Class A Ordinary Shares into a greater number of Class A Ordinary Shares (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding Class A Ordinary Shares into a smaller number of Class A Ordinary Shares (by reverse stock split, reclassification or otherwise), or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Class A Ordinary Shares, or other similar corporate event (including mergers or consolidations other than those that constitute Approved Transactions, adjustments with respect to which shall be governed by Section 10.1(b)) affects the Class A Ordinary Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, may make such adjustments to any or all of (i) the number and kind of shares which thereafter may be awarded, optioned, or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided, however, that the number of shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, if all Class A Ordinary Shares are redeemed, then each outstanding Award shall be adjusted to substitute for the Class A Ordinary Shares subject thereto the kind and amount of cash, securities or other assets issued or paid in the redemption of the equivalent number of Class A Ordinary Shares and otherwise the terms of such Award, including, in the case of Options or similar rights, the total exercise price, and, in the case of SARs, the base price, shall remain constant before and after the substitution (unless otherwise determined by the Committee and provided in the applicable Agreement). The Committee may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with or in lieu of any adjustment made pursuant to this Section 4.2.

ARTICLE V

ELIGIBILITY

     The persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall be such employees (including employees who are directors) of the Company and its Affiliates, Independent Directors, and independent contractors of the Company and its Subsidiaries as the Committee shall select. Awards may be made to any such employee, Independent Director or independent contractor whether or not he or she holds or has held Awards under this Plan or any similar or other Awards under any other plan of the Company or any of its Affiliates.

ARTICLE VI

STOCK OPTIONS

     6.1 Grant of Options. Subject to the limitations of the Plan, the Committee shall designate from time to time those eligible persons to be granted Options, the time when each Option shall be granted to such eligible persons, the number of Class A Ordinary Shares subject to such Option, whether such Option is an Incentive Stock Option or a Nonqualified Stock Option and, subject to Section 6.2, the purchase price of the Class A Ordinary Shares subject to such Option. Subject to the other provisions of the Plan, the same person may receive Incentive

Stock Options and Nonqualified Stock Options at the same time and pursuant to the same Agreement, provided that Incentive Stock Options and Nonqualified Stock Options are clearly designated as such.

     6.2 Option Price. The price at which shares may be purchased upon exercise of an Option (“Exercise Price”) shall be fixed by the Committee and may be more than, less than or equal to the Fair Market Value per Class A Ordinary Share as of the date the Option is granted; provided, however, that the per share Exercise Price of an Option shall not be less than the Fair Market Value per Class A Ordinary Share on the date the Option is granted (or, if the Committee determines to measure Fair Market Value for this purpose on an intra-day basis, at the time the Option is granted) without the prior approval of the Board.

     6.3 Term of Options. Subject to the provisions of the Plan and the applicable Agreement with respect to death, retirement and termination of employment, the term of each Option shall be for such period as the Committee shall determine as set forth in the applicable Agreement, but shall in no event be longer than ten (10) years from the date of grant unless otherwise determined by the Committee and provided in the applicable Agreement.

     6.4 Exercise of Options. Each Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and this Plan; provided, however, that no Option shall be exercisable prior to the second anniversary of the date of grant, or become exercisable as to more than twenty-five percent (25%) of the shares subject thereto (on a cumulative basis) on each of the second, third, fourth and fifth anniversaries of the date of grant, without the prior approval of the Board. Unless the Agreement otherwise provides, each Option granted under this Plan may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during the term of such Option; provided, however, that subsequent to the grant of an Option, the Board (or, if the Board expressly provides, the Committee), at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option except as otherwise provided herein).

     6.5 Manner of Exercise.

     (a) Form of Payment. An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Committee may establish from time to time. The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option and of any amounts required by Section 10.10 shall be as set forth in the applicable Agreement and may consist of the following:

     (i) cash,

     (ii) check,

     (iii) whole Class A Ordinary Shares owned by such Holder immediately prior to the exercise of such Option,

     (iv) the withholding of Class A Ordinary Shares issuable upon such exercise of the Option,

     (v) delivery, together with such other documentation as the Company in its sole and absolute discretion shall require, of irrevocable instructions by Holder to an approved broker to (A) sell the shares issuable upon exercise of the Option and (B) deliver to the Company the amount of sale proceeds required to pay the Exercise Price; provided, that: (x) the delivery by the Company to the approved broker of shares sold pursuant to the Holder’s instructions, (y) the broker’s delivery of the Exercise Price to the Company, and (z) the broker’s delivery of the net proceeds of the sale to the Holder, take place on the same date (the “Settlement Date”) and; provided, further, that the Settlement Date is no later than three (3) days following the date the Holder provides the approved broker with instructions to sell the shares issuable upon the exercise of the Option,

     (vi) any combination of the foregoing methods of payment, or

     (vii) such other consideration and method of payment as may be permitted for the issuance of shares under applicable law.

     The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions and/or limitations as the Committee (or, if applicable, the Board) deems appropriate. Without limiting the generality of the foregoing, if a Holder is permitted to elect to have Class A Ordinary Shares issuable upon exercise of an Option withheld to pay all or any part of the amounts payable in connection with such exercise, then the Committee or the Board may each reserve the discretion to approve or disapprove such election.

     (b) Value of Shares. Unless otherwise determined by the Committee and provided in the applicable Agreement, Class A Ordinary Shares delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and Class A Ordinary Shares withheld for such payment, if permitted, shall be valued for such purpose at their Fair Market Value as of the exercise date (or, if the Committee determines to measure Fair Market Value for this purpose on an intra-day basis, at the time of exercise).

     (c) Issuance of Shares. The Company shall effect the transfer of the Class A Ordinary Shares purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 10.10, and within a reasonable time thereafter such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Holder or other person exercising an Option shall have any of the rights of a stockholder of the Company with respect to Class A Ordinary Shares subject to an Option granted under the Plan until due exercise and full payment has been made; and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.

     6.6 Nontransferability. Unless otherwise determined by the Committee and provided in the applicable Agreement, Options shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order and, except as otherwise required pursuant to a domestic relations order, Options may be exercised during the lifetime of the Holder thereof only by such Holder (or his or her court appointed legal representative).

ARTICLE VII

SARS

     7.1 Grant of SARs. Subject to the limitations of the Plan, including the last sentence of Section 3.2 and any terms and conditions imposed by the Board in connection with any Board action authorizing SAR Awards pursuant thereto, SARs may be granted by the Committee to such eligible persons in such numbers, and at such times during the term of the Plan as the Committee shall determine. An SAR may be granted to a Holder of an Option (hereinafter called a “related Option”) with respect to all or a portion of the Class A Ordinary Shares subject to the related Option (a “Tandem SAR”) or may be granted separately to an eligible person (a “Free Standing SAR”). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.

     7.2 Tandem SARs. A Tandem SAR may be granted either concurrently with the grant of the related Option or (if the related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide), and in no event after the complete termination or full exercise of the related Option. Upon any exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of Class A Ordinary Shares with respect to which the related

Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR, and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive from the Company, for each Class A Ordinary Share with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Class A Ordinary Share on the date of exercise over the related Option purchase price per share (or, if the Committee determines to measure Fair Market Value for this purpose on an intra-day basis, at the time of exercise), provided, however, that the Committee may, in any Agreement granting Tandem SARs, provide that the appreciation realizable upon exercise thereof shall be measured from a base higher than the related Option purchase price, and (ii) the related Option with respect thereto shall be cancelled automatically to the extent of the number Class A Ordinary Shares with respect to which the Tandem SAR was so exercised.

     7.3 Free Standing SARs. Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. The base price of a Free Standing SAR shall be not less than 100% of the Fair Market Value of a Class A Ordinary Share on the date of grant of the Free Standing SAR. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each Class A Ordinary Share with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Class A Ordinary Share on the date of exercise over the base price per share of such Free Standing SAR.

     7.4 Consideration. The consideration to be received upon the exercise of an SAR by the Holder shall be paid in cash, Class A Ordinary Shares (valued at Fair Market Value on the date of exercise of such SAR, or at any time on such date as determined by the Committee) or a combination of cash and Class A Ordinary Shares or such other consideration, in each case, as specified in the Agreement, or, if so provided in the Agreement, either as determined by the Committee in its sole discretion or as elected by the Holder, provided that the Committee (and/or the Board, if it so provides in connection with any action pursuant to the last sentence of Section 3.2 hereof) shall have the power to approve or disapprove the election by a Holder to receive cash in full or partial settlement of an SAR, which approval or disapproval may be given at any time. The Company’s obligation arising upon the exercise of an SAR may be paid currently or on a deferred basis with such interest or earnings equivalent as the Committee may determine. No fractional Class A Ordinary Shares shall be issuable upon exercise of an SAR and, unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of fractional shares. Unless the Committee (or the Board) shall otherwise determine, to the extent an SAR is exercisable, it will be exercised automatically for stock on its expiration date.

     7.5 Limitations. The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the number or aggregate value of SARs that may be exercised by the Holder in whole or in part for cash during any specified period, for a limit on the time periods during which a Holder may exercise SARs and for such other limits on the rights of the Holder and such other terms and conditions of the SAR as the Committee (or the Board) may determine, including, without limitation, a condition that the SAR may be exercised only in accordance with rules and regulations adopted by the Committee or the Board from time to time. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

     7.6 Exercise. For purposes of this Article VII, the date of exercise of an SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Committee and provided in the applicable Agreement).

     7.7 Nontransferability. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) SARs shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order, and (ii) except as otherwise required pursuant to a domestic relations order, SARs may be exercised during the lifetime of the Holder thereof only by such Holder (or his or her court appointed legal representative).

ARTICLE VIII

RESTRICTED SHARES

     8.1 Grant. Subject to the limitations of the Plan, including the last sentence of Section 3.2 and any terms and conditions imposed by the Board in connection with any Board action authorizing Restricted Share Awards pursuant thereto, the Committee shall designate those eligible persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, whether Class A Ordinary Shares covered by Awards of Restricted Shares will be issued at the beginning or the end of the Restriction Period and whether Dividend Equivalents will be paid during the Restriction Period in the event Class A Ordinary Shares are to be issued at the end of the Restriction Period, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each Award of Restricted Shares and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Committee (or the Board) shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to constitute fully paid and nonassessable shares. All determinations made by the Committee and/or the Board pursuant to this Section 8.1 shall be specified in the Agreement.

     8.2 Issuance of Restricted Shares at Beginning of the Restriction Period. If Class A Ordinary Shares are issued at the beginning of the Restriction Period, the stock certificate or certificates representing such Restricted Shares shall be registered in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, certificates representing the Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement. Such certificates shall remain in the custody of the Company and the Holder shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Agreement.

     8.3 Restrictions. Restricted Shares issued at the beginning of the Restriction Period shall constitute issued and outstanding Class A Ordinary Shares for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions paid or distributed on such Restricted Shares as the Committee (or the Board) may designate, and to exercise all other rights, powers and privileges of a Holder of Class A Ordinary Shares with respect to such Restricted Shares; except, that unless otherwise determined by the Committee and provided in the applicable Agreement, (a) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (b) the Company will retain custody of the stock certificate or certificates representing the Restricted Shares during the Restriction Period as provided in Section 8.2; (c) other than such dividends and distributions as the Committee or the Board may designate, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (d) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his interest in any of them during the Restriction Period; and (e) a breach of any restrictions, terms or conditions provided in the Plan or applicable Agreement or established by the Committee (or the Board) with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

     8.4 Issuance of Stock at End of the Restriction Period. Restricted Shares issued at the end of the Restriction Period shall not constitute issued and outstanding Class A Ordinary Shares and the Holder shall not have any of the rights of a stockholder with respect to the Class A Ordinary Shares covered by such an Award of Restricted Shares, in each case until such shares shall have been transferred to the Holder at the end of the

Restriction Period. If and to the extent that Class A Ordinary Shares are to be issued at the end of the Restriction Period, the Holder shall be entitled to receive Dividend Equivalents with respect to the Class A Ordinary Shares covered thereby (if at all) to such extent, at such time and in such manner as the Committee or the Board may specify in the Agreement.

     8.5 Cash Awards. The Agreement in connection with an Award of Restricted Shares may provide for the payment of a cash amount to the Holder of such Restricted Shares at any time after such Restricted Shares shall have become vested. Any such cash Awards shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee or the Board in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.

     8.6 Completion of Restriction Period. On the Vesting Date with respect to each Award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions (a) all or the applicable portion of such Restricted Shares shall become vested, (b) any Retained Distributions and (to the extent specified in the Agreement) any unpaid Dividend Equivalents with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested and (c) any cash Award to be received by the Holder with respect to such Restricted Shares shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall not become vested shall be forfeited to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall have been so forfeited. The Committee or the Board may provide that the delivery of any Restricted Shares, Retained Distributions and unpaid Dividend Equivalents that shall have become vested, and payment of any cash Awards that shall have become payable, shall be deferred until such date or dates as the recipient may elect. Any election of a recipient pursuant to the preceding sentence shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide.

ARTICLE IX

STOCK UNITS

     9.1 Grant. Subject to the limitations of the Plan, including the last sentence of Section 3.2 and any terms and conditions imposed by the Board in connection with any Board action authorizing Stock Unit Awards pursuant thereto, the Committee shall have authority to grant to eligible persons Awards of Stock Units (each such Award, a “Stock Unit Award”), which may be in the form of Class A Ordinary Shares or units, the value of which is based, in whole or in part, on the Fair Market Value of Class A Ordinary Shares. Subject to the provisions of the Plan, including rules established pursuant to Section 9.2, Awards of Stock Units shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee (or Board) may determine in its sole discretion, which need not be identical for each Award. The determinations made by the Committee (and/or Board) pursuant to this Section 9.1 shall be specified in the applicable Agreement.

     9.2 Rules. The Committee may, in its sole discretion, establish any or all of the following rules for application to an Award of Stock Units:

     (a) Any Class A Ordinary Shares that are part of an Award of Stock Units may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or if later, the date provided by the Committee at the time of the Award.

     (b) Such Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and Class A Ordinary Shares to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration; provided, however, that the issuance of any Class A Ordinary Shares in connection with an Award of Stock Units shall be for at least the minimum consideration necessary to permit such shares to be deemed fully paid and nonassessable.

     (c) Awards of Stock Units may relate in whole or in part to performance or other criteria established by the Committee at the time of grant.

     (d) Awards of Stock Units may provide for deferred payment schedules, vesting over a specified period of employment, the payment (on a current or deferred basis) of dividend equivalent amounts with respect to the number of Class A Ordinary Shares covered by the Award, and elections by the person to defer payment of the Award or the lifting of restrictions on the Award, if any.

     (e) If the Board action required by the last sentence of Section 3.2 of this Plan expressly authorizes, in such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restrictions or limitations to which a Stock Unit Award was made subject at the time of grant.

ARTICLE X

GENERAL PROVISIONS

10.1 Acceleration of Options, SARs, Restricted Shares and Stock Units.

     (a) Death or Disability. If a Holder’s employment (or in the case of an Independent Director, service as a director of the Company) shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and (to the extent provided in the applicable Agreement) any unpaid Dividend Equivalents shall become vested and any cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement, and (iii) in the case of Stock Units, each such Award of Stock Units shall become vested in full.

     (b) Approved Transactions; Board Change; Control Purchase. In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise, but subject in any event to the last sentence of this Section 10.1(b): (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and any unpaid Dividend Equivalents shall become vested and any cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Stock Units, each such Award of Stock Units shall become vested in full, in each case effective upon the Board Change or Control Purchase or two (2) business days prior to consummation of the Approved Transaction; provided, however, that any Options, SARs or, if applicable, Stock Units not theretofore exercised shall terminate upon consummation of the Approved Transaction. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Board (or, if the Board expressly provides, the Committee) may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis, and/or that any or all outstanding Awards of any or all types will not terminate if not exercised prior to consummation of the Approved Transaction, if the Board or the surviving or acquiring corporation, as the case may be, shall have taken, or made effective provision for the taking of, such action as in the opinion of the Board (or, if the Board expressly provides, the Committee) is equitable and appropriate to substitute a new Award for such Award or to assume such Award and in order to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (without giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Class A Ordinary Shares may be changed, converted or exchanged in connection with the Approved Transaction.

10.2 Termination of Employment.

     (a) General. If a Holder’s employment shall terminate (or in the case of an Independent Director, such director shall cease to serve as a director) prior to the complete exercise of an Option or SAR (or deemed exercise thereof, as provided in Section 7.2) or during the Restriction Period with respect to any Restricted Shares or prior to the vesting or complete exercise of any Stock Units, then such Option, SAR, or Stock Unit shall thereafter be exercisable, and the Holder’s rights to any unvested Restricted Shares, Retained Distributions, unpaid Dividend Equivalents and cash amounts and any such unvested Stock Units shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the Holder’s employment terminates (or in the case of an Independent Director, such director ceases to serve as a director) by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination by the Company for cause will be treated in accordance with the provisions of Section 10.2(b).

(b)	Termination for Cause.

(i)	Termination of Employee by Company for Cause. If a Holder’s employment with the Company or a Subsidiary shall be terminated by the Company or such Subsidiary during the Restriction Period with respect to any Restricted Shares, or prior to the exercise of any Option or SAR, or prior to the vesting or complete exercise of any Stock Unit, for cause (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement to which such Holder is a party or, in the absence thereof, shall include but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; provided, however, that, unless the Agreement (or such an employment agreement) otherwise provides, if such termination occurs within twelve (12) months after an Approved Transaction, a Control Purchase or a Board Change, termination for cause shall mean only the commission of a fraud, misappropriation, embezzlement or other material act of dishonesty or bad faith, as determined by the Board in good faith and confirmed by the final judgment of any civil or criminal court of proper jurisdiction, which confirmation may be obtained after the effective date of any such termination), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (x) all Options and SARs, notwithstanding any prior vesting, and all unvested or unexercised Stock Units held by such Holder shall immediately terminate and (y) such Holder’s rights to all Restricted Shares, Retained Distributions, any unpaid Dividend Equivalents and any cash Awards shall be forfeited immediately. If a Holder whose employment is terminated with the Company or any Subsidiary for cause is also a director of the Company or Subsidiary, then all Awards held by such Holder shall terminate and all unvested Awards shall be forfeited as provided in this Section 10.2(b)(i) regardless of whether such Award was granted to such Holder for service as an employee or as a director of the Company or any Subsidiary.

(ii)	Removal of Director by Company for Cause. If a Holder who is an Independent Director is removed as a director during the Restriction Period with respect to any Restricted Shares, or prior to the exercise of any Option or SAR, or prior to the vesting or complete exercise of any Stock Unit, for cause (for these purposes, cause shall mean, in addition to any meaning ascribed thereto in the Company’s Articles of Association (if any), any of

the following: (x) engagement by such Holder in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any of its Affiliates, (y) such Holder being charged with or convicted of a felony, or (z) engagement by such Holder in any fraud, embezzlement, misappropriation, material act of dishonesty or similar conduct against the Company or any of its Affiliates), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (A) all Options and SARs, notwithstanding any prior vesting, and all unvested or unexercised Stock Units held by such Holder shall immediately terminate and (B) such Holder’s rights to all Restricted Shares, Retained Distributions, any unpaid Dividend Equivalents and any cash Awards shall be forfeited immediately.

     (c) Miscellaneous. The Committee may determine whether any given leave of absence constitutes a termination of employment; provided, however, that for purposes of the Plan (i) a leave of absence, duly authorized in writing by the Company for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (ii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, if the employee’s right to reemployment following such leave is guaranteed either by statute or contract, shall not be deemed a termination of employment. Unless otherwise determined by the Committee and provided in the applicable Agreement, Awards made under the Plan shall not be affected by any change of employment so long as the Holder continues to be an employee of the Company or any Subsidiary.

     10.3 No Right to Employment or Directorship. Nothing contained in the Plan or in any Award, and no action of the Company, the Board or the Committee with respect thereto, shall (a) confer or be construed to confer on any Holder any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Holder at any time, with or without cause; subject, however, to the provisions of any employment agreement between the Holder and the Company or any Subsidiary or (b) impose upon the Company, the Board or any directors of the Company any obligation to nominate any Holder for election as a director, or interfere in any way with the right of the stockholders of the Company to remove any person as a director of the Company at any time, with or without cause.

     10.4 Nonalienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

     10.5 Written Agreement. Each grant of an Option under the Plan shall be evidenced by a stock option agreement which shall designate the Options granted thereunder as Incentive Stock Options or Nonqualified Stock Options; each SAR shall be evidenced by a stock appreciation rights agreement; each Award of Restricted Shares shall be evidenced by a restricted shares agreement; each Award of Stock Units shall be evidenced by a stock units agreement, each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Board (or, if the Board expressly provides, the Committee) from time to time shall approve; provided, however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares or Stock Units shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company and the grantee, provided that, in the discretion of the Committee, such grant of Options, SARs, Restricted Shares or Stock Units shall terminate if such written Agreement is not signed by such grantee (or his attorney) and delivered to the Company within sixty (60) days after the date the Committee approved such grant. Any such written Agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate (i) to insure that the penalty provisions of Section 4999 of the Code will not apply to any stock or cash received by the Holder from the Company or (ii) if the Board expressly so authorizes, to provide cash payments to the Holder to mitigate the impact of such penalty provisions upon the Holder. Any such Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.8(b).

     10.6 Designation of Beneficiaries. Each person who shall be granted an Award under the Plan may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such person.

     10.7 Right of First Refusal. The Agreements may contain such provisions as the Committee shall determine to the effect that if a Holder elects to sell all or any Class A Ordinary Shares that such Holder acquired upon the exercise of an Option or SAR or upon the vesting of Restricted Shares or Stock Units awarded under the Plan, then such Holder shall not sell such shares unless such Holder shall have first offered in writing to sell such shares to the Company at Fair Market Value on a date specified in such offer (which date shall be at least three business days and not more than ten business days following the date of such offer). In any such event, certificates representing shares issued upon exercise of Options or SARs and the vesting of Restricted Shares or Stock Units shall bear a restrictive legend to the effect that transferability of such shares are subject to the restrictions contained in the Plan and the applicable Agreement and the Company may cause the transfer agent for the Class A Ordinary Shares to place a stop transfer order with respect to such shares.

     10.8 Termination and Amendment.

     (a) General. Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the tenth anniversary of the Effective Date. The Board may at any time prior to the tenth anniversary of the Effective Date terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; except that no such modification or amendment shall be effective prior to approval by the Company’s stockholders to the extent such approval is then required by any applicable legal requirements.

     (b) Modification. No termination, modification or amendment of the Plan may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 10.8(a), the last sentence of Section 3.2, and any terms and conditions imposed by the Board in connection with any Board action pursuant to Section 3.2), the Committee may amend outstanding Agreements with any Holder, including, without limitation, any amendment that would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Committee may, but solely with the Holder’s consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and issue a new Award in substitution therefor, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 10.8(b) shall be construed to prevent the Committee from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee (or the Board) may, subject to the express provisions of the Plan, adopt from time to time, or impair the enforceability of any such provision.

     10.9 Government and Other Regulations. The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Class A Ordinary Shares may be listed or quoted. For so long as any of the Class A Ordinary Shares are registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the Securities Act of 1933 with respect to all Class A Ordinary Shares that may be issued to Holders under the Plan, and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.

     10.10 Withholding. The Company’s obligation to deliver Class A Ordinary Shares or pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

Federal, state and local withholding tax due at the time of an Award, upon the exercise of any Option or SAR or upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Stock Units, as appropriate, may, in the discretion of the Board (or, if the Board expressly provides, the Committee), be paid in Class A Ordinary Shares already owned by the Holder or through the withholding of shares otherwise issuable to such Holder, upon such terms and conditions (including, without limitation, the conditions referenced in Section 6.5) as the Board (or the Committee) shall determine. If the Holder shall fail to pay, or make arrangements satisfactory to the Board and the Committee for the payment to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company with respect to such Award, as determined by the Committee on such basis as the Committee shall deem appropriate.

     10.11 Separability. It is the intent of the Company that Awards under this Plan comply with certain exemptive provisions of Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act and with certain exemptive provisions of Section 162(m) of the Code with respect to persons covered thereby, unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intentions, and that if any provision of this Plan is found not to be consistent with the availability of either of such exemptive provisions or with any other requirement of law, such provision shall be null and void to the extent required to comply with such exemptive provisions and/or applicable law.

     10.12 Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     10.13 Exclusion from Pension and Profit-Sharing Computation. By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder that is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

     10.14 Unfunded Plan. Neither the Company nor any Subsidiary shall be required to segregate any cash or any Class A Ordinary Shares which may at any time be represented by Awards and the Plan shall constitute an “unfunded” plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no person shall have voting or other rights with respect to the Class A Ordinary Shares covered by an Award prior to the delivery of such shares. Neither the Company nor any Subsidiary shall, by any provisions of the Plan, be deemed to be a trustee of any Class A Ordinary Shares or any other property, and the liabilities of the Company and any Subsidiary to any person pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee or beneficiary under the Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

     10.15 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     10.16 Accounts. The delivery of any Class A Ordinary Shares and the payment of any amount in respect of an Award shall be for the account of the Company or the applicable Subsidiary, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 10.10.

     10.17 Legends. In addition to any legend contemplated by Section 10.7, each certificate evidencing Class A Ordinary Shares subject to an Award shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such shares, including, without limitation, any to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

     10.18 Company’s Rights. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

Exhibit B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     In consideration of my employment or continued employment by OpenTV, Inc. and its affiliates and related entities (collectively referred to as the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

     1. EMPLOYMENT AT WILL. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or notice.

     2. DEFINITIONS.

          2.1. Proprietary Information. The term “Proprietary Information” shall mean any and all trade secrets, confidential and/or proprietary knowledge, data or information of or concerning the Company. By way of illustration but not limitation, “Proprietary Information” includes information concerning the organization, business, corporate structure or finances of the Company such as (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding personnel matters such as the skills, performance, compensation and employment status of other employees of the Company. Notwithstanding the foregoing, it is understood that, “Proprietary Information” does not include information that is generally known in the trade or industry, which is not gained as result of a breach of this Agreement.

          2.2. Third Party Information. The term “Third Party Information” means confidential or proprietary information that the Company has received and in the future will receive from third parties. The Company has a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.

          2.3. Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright (including any renewal or extensions thereof), mask work and other intellectual property rights throughout the world.

          2.4. Inventions.

          2.4.1. Inventions. “Inventions” shall mean any new or useful art, discovery, improvement or invention whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, art work or software, and all patents, copyrights, trade secrets and other Proprietary Rights therein.

          2.4.2. Employer Inventions. “Employer Inventions” shall mean all Inventions that are solely or jointly conceived, made, reduced to practice, fixed in a tangible medium, and that are a) learned by me in the course of any work performed for the Company, b) developed on the

Company’s time or with the Company’s equipment, or c) assigned to the Company or to a third party at the direction of the Company pursuant to the terms of this Agreement.

          2.4.3. Prior Inventions. “Prior Inventions” shall include all Inventions that I have a) alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company, or b) caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, and that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. Prior Inventions shall not be affected by this Agreement. As described below (see Section 4.1), I agree to disclose promptly in writing to the Company all Inventions that are Prior Inventions.

     3. NONDISCLOSURE; PROHIBITED ACTIONS

          3.1. Nondisclosure of Proprietary Information and Inventions. At all times during my employment and at all times thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information of the Company or any Invention (including Employer Inventions) assigned or assignable to the Company pursuant to this Agreement except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure or use in writing (see Section 3.4 below).

          3.2. Nondisclosure of Third Party Information. In addition, at all times during my employment and at all times thereafter I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company), Third Party Information unless expressly authorized by an officer of the Company in writing (see Section 3.4 below).

          3.3. No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

          3.4. Written Approval for Disclosure/Use. I understand that only an authorized officer of the Company may give written approval for disclosure or use of any Proprietary Information, any Invention (including Employer Inventions) assigned or assignable to the Company pursuant to this Agreement or any Third Party Information not expressly permitted by this Agreement. In addition, I will obtain written approval from an authorized officer of the Company before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates or refers to any such Proprietary Information, Invention (including Employer Inventions), or Third Party Information.

     4. ASSIGNMENT OF INVENTIONS.

          4.1. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth in Exhibit A (Prior Inventions) attached hereto, a complete list of all Prior Inventions. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Invention (including any Employer Invention) assigned or assignable to the Company pursuant to this Agreement without the Company’s prior written consent.

          4.2. Assignment of Inventions. Subject to Sections 4.3, and 4.5, I hereby assign and agree to assign in the future (when any such Inventions (including Employer Inventions) or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (including Employer Inventions) assigned or assignable to the Company pursuant to this Agreement (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company, except as provided in Section 4.7.

          4.3. Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions that relate to or arise out of work that I performed for the Company. In addition, I will promptly disclose to the Company all patent applications related to inventions or developments that relate to or arise out of work that I performed for the Company filed by me or on my behalf within a year after termination of employment.

          4.4. Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention (including Employer Inventions) assigned or assignable to the Company pursuant to this Agreement to a third party, including without limitation the United States, as directed by the Company.

          4.5. Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C., Section 101). Further, I acknowledge that such “works for hire” are and will be prepared wholly within the scope of my employment and such work has been and will be specially ordered or commissioned by the Company. As between myself and the Company, the Company shall exclusively and perpetually own all now known or hereafter existing rights of every kind throughout the universe in and to such results and proceeds. The Company shall have the right, but not the obligation, to use, adapt, change, or revise any work or product of myself or any part thereof and to combine the same with other material or works and I expressly waive any so-called “moral rights” of authors in the work. Furthermore, to the extent I may have or acquire any right, title, or interest in the result of any work which I perform or work product which I create during my employment with the Company, I hereby assign to the Company any and all such right, title, and interest. The Company shall also have the exclusive right, throughout the universe and in perpetuity, to use and reproduce and license others to use and reproduce, my name and likeness in connection with my services hereunder. I expressly agree to take any and all actions necessary to establish and preserve the Company’s rights under this Section.

          4.6. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to any and all Inventions (including Employer Inventions) assigned or assignable to the Company pursuant to this Agreement in any and all countries. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Inventions (including Employer Inventions) in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraphs, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

          4.7. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions (including Employer Inventions) to the Company do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B) or similar local law. I will advise the Company promptly in writing of any Inventions that I believe meet the criteria in this Section and not otherwise disclosed on Exhibit A.

     5. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions (including Employer Inventions)

made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

     6. CONFLICTING EMPLOYMENT.

          6.1. During Employment with the Company. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

          6.2. After Employment with the Company Ends. I acknowledge and agree that solicitation of employees, clients or customers of the Company on behalf of another employer whose business competes with the Company where such other employer is located either a) in the nine-county San Francisco Bay Area, or b) if I am employed outside the San Francisco Bay Area then within 50 miles of my place of employment with the Company, would require me to use Proprietary Information gained through my employment with the Company. I acknowledge and agree that the covenants in this section are essential to adequately protect the Proprietary Information of the Company. I hereby agree that I shall not, in any manner (other than as authorized in writing by the Company, which authorization may be granted or withheld in the Company’s sole discretion), during the twelve (12) months after my employment with the Company ends, directly or indirectly, on my own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, member, partner or stockholder:

          6.2.1. divert, solicit, attempt to solicit or accept business from any (a) current or former client of the Company or (b) prospective client of the Company that was actively sought as a client of the Company while I was an employee of the Company, for the purposes of providing products or services that are competitive with the Company’s;

          6.2.2. solicit for employment, directly or indirectly, any person who is or was employed by the Company while I was an employee of the Company; or

          6.2.3. interfere with, disrupt or attempt to disrupt the past, present or prospective relationship, contractual or otherwise, between the Company and any third party with whom I had material contact while I was an employee of the Company. The term “prospective relationship” is defined as any relationship in which I had actually sought an individual or entity as a prospective client, supplier, consultant or vendor to the Company.

     7. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     8. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions (including Employer Inventions) assigned or assignable to the

Company pursuant to this Agreement, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the form attached as Exhibit C.

     9. NOTIFICATION TO NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification to my new employer of my rights and obligations under this Agreement.

     10. GENERAL PROVISIONS.

          10.1. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

          10.2. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

          10.3. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. To the extent permitted by law, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

          10.4. Successors and Assigns. This Agreement cannot be assigned by me and shall be binding upon my heirs, executors, administrators and other legal representatives. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

          10.5. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          10.6. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

          10.7. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

          10.8. Entire Agreement. Except as expressly provided herein, the obligations set forth in this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely:                                       ,           .

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

EXHIBIT A

TO:      OpenTV, Inc.

FROM:

DATE:

SUBJECT:      Previous Inventions

     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by OpenTV, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

          ☐ No inventions or improvements.

          ☐ See below:

☐ Additional sheet attached.

     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

                    Invention or Improvement                                         Party(ies)                                          Relationship

     1.

     2.

     3.

☐ Additional sheets attached.

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

Employment Agreements; Assignment Of Rights

     . . .

     (a) Any provisions in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

          (2) Result from any work performed by the employee for the employer.

               (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

     . . .

EXHIBIT C

TERMINATION CERTIFICATION

     My signature certifies that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any such items belonging to OpenTV, Inc. or any of its affiliates and related entities.

     My signature further certifies that I will preserve as confidential all trade secrets, confidential knowledge, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of OpenTV, Inc. or any of its employees, clients, consultants or licensees.

     My signature I further certifies that I have complied with all the terms of OpenTV, Inc.’s Employee Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined in the Agreement), conceived or made by me (alone or jointly with others) and covered by that Agreement.

     Date:

     Employee Signature:

     Employee Name: